Exhibit 10.1

Plan #10000

Summary Plan Description

Pentegra Defined Benefit Plan
For Financial Institutions

as adopted by:
FEDERAL HOME LOAN BANK OF TOPEKA

March 1, 2012

Important Notice

This booklet contains a summary of your plan rights and benefits under the Federal Home Loan Bank of Topeka Plan. If you have difficulty understanding any part of this booklet, contact your Human Resources Officer at his/her office: 785-233-0507.

Aviso Importante

Este folleto contiene un resumen de los derechos y beneficios bajo el Plan de Federal Home Loan Bank of Topeka. Si tiene dificultad para entender cualquier parte de este folleto, comuniquese con el Oficial De Recursos Humanos en su oficina: 785-233-0507.

TO OUR MEMBERS:

We are pleased to present your Summary Plan Description. This Summary has been prepared to help you understand the retirement plan which is provided by the Federal Home Loan Bank of Topeka through its participation in the Pentegra Defined Benefit Plan for Financial Institutions (formerly known as the Financial Institutions Retirement Fund) (the “Pentegra DB Plan”).

The Pentegra DB Plan is a large, non-profit, tax-exempt pension trust which was created in 1943. It is administered by a professional staff under the direction of a Board of Directors comprised of presidents of Federal Home Loan Banks and officers of various participating employers.

The Pentegra DB Plan enables financial institutions and other organizations serving them to provide for the security of their employees. It invests the contributions made to it and, under its Comprehensive Retirement Program (a defined benefit pension Plan), it pays out retirement, disability and death benefits.

This Summary highlights the main benefit features of your retirement plan. The Pentegra DB Plan Regulations contain the governing provisions and should be consulted as official text in all cases. If there is any conflict between this Summary Plan Description and the Pentegra DB Plan’s Regulations, the Pentegra DB Plan’s Regulations will control. Either your employer or the Pentegra DB Plan will provide you with a copy of the Regulations at your request.

Finally, please note that wherever the masculine pronoun is used in this Summary, it is intended to include the feminine pronoun.

Board of Directors Pentegra Defined Benefit Plan for Financial Institutions

EMPLOYEE ELIGIBILITY

You will become a Member when eligible and will be enrolled by your employer at that time. You will be eligible for membership in the Plan on the first day of the month following satisfaction of your Plan’s waiting period, if any. Your Plan’s current waiting period is:

One year of service and attainment of age 21

If you are expected to complete 1,000 hours of service in the 12 consecutive months following your enrollment date, you will be enrolled as an active Member and, as such, will be entitled to all the benefits described in this Summary. If you are not expected to complete 1,000 hours of service in this 12 consecutive month period, you will be enrolled as an inactive Member and, as such, will not accrue or be entitled to any retirement or death benefits. Subsequently, you will be active or inactive depending on whether or not you complete 1,000 hours of service in each calendar year.

In counting hours, you will be credited with an hour of service for every hour for which you have a right to be paid. This includes vacation, sick leave, jury duty, etc., and any hours for which back pay may be due.

If you are in one of the following employee classes, then you may not participate in this Plan:

•	Employees who are classified as Leased Employees

•	Employees hired on or after January 1, 2009

SERVICE AND SALARY

Your benefits are based on your Benefit Service and Salary. The period of Benefit Service is the number of years and months of employment upon which benefits are determined under the Plan.

Benefit Service includes:

Prior Service - any or all employment prior to the date your employer joined the Pentegra DB Plan for which your employer has purchased credit.

plus

Membership Service (or future service) - period of employment as an active Member (see Page 1) from enrollment to retirement, death or other termination.

For example, suppose you were hired by your employer at age 35. Then 10 years later, when you are age 45, your employer joined the Pentegra DB Plan and purchased credit for your 10 years of prior service. After 20 years of membership service you will reach the Plan’s normal retirement age (65) and will then have 30 years of Benefit Service:

Prior Service	+	Membership Service	=	Benefit Service
10 Years	+	20 Years	=	30 Years

The easy way to approximate how much Benefit Service you would have upon retirement at age 65 is to subtract from 65 whatever age you were when your Benefit Service began.

Vesting Service is the period used to determine whether or not you are vested and eligible for early retirement. It is your period of employment measured from the first day of the month in which you were hired (but not before the earliest date your employer provided credit under any pension plan) to the last day of the month in which you terminate employment. (Refer to Page 3 describing Vesting.)

Salary is your basic annual Salary rate, plus special payments such as overtime or incentives. Changes in your basic annual Salary rate which occur during the calendar year are recognized. Salary also includes any pre-tax contributions to a Section 401(k) plan and, unless the employer elects otherwise, pre-tax contributions to a Section 125 cafeteria plan as well as Qualified Transportation Fringe benefits as defined under Section 132(f) of the Internal Revenue Code.

Salary does not include any payments made under any long-term, deferred incentive compensation plan, and/or a long-term/deferral component of an incentive compensation plan.

For the 2012 calendar year, only Salary earned up to $250,000 can be considered in determining your accrued benefit under this Plan.

VESTING

“Vested” means that you have a nonforfeitable right to a retirement benefit which you will not lose if you terminate your employment. You will become vested in accordance with the following schedule:

Completed Years of Employment	Vested Percentage
Less than 5	0
5 or more	100%

Upon reaching the age of 65, you are automatically 100% vested, regardless of the number of years of employment you have completed.

If you terminate service after becoming fully vested, you are entitled to receive a retirement benefit (see the “Retirement Benefits” section). If, for example, you are 100% vested upon termination of employment, you would be entitled to a retirement allowance at age 65 equal to 100% of the allowance accrued to your termination date. If you are not vested at termination, you will not be entitled to any retirement benefit.

NOTE: See Reinstatement of Membership and Service explained later.

RETIREMENT BENEFITS

General:

The regular form of all retirement benefits provides a retirement allowance, (see normal and early retirement formulas) plus a retirement death benefit (explained later). Instead of choosing the regular form, you may select one of the optional forms as described in the “Optional Forms of Retirement Benefit” section of this Summary.

All retirement allowances are in addition to Social Security, and are payable in monthly installments for life. In addition, all retirement allowances must begin as of the April 1st of the calendar year following the later of (i) the calendar year in which you reach age 702, or (ii) the calendar year in which you retire (“Required Beginning Date”). However, if you are a 5% owner, your Required Beginning Date is the April 1st of the calendar year following the calendar year in which you reach age 702, even if you are still working.

Normal Retirement:

Upon termination of employment at or after age 65, you will be entitled to a normal retirement benefit. The formula for determining your normal retirement allowance is:

2%	X	Years of Benefit Service (Not to exceed 30 yrs.)	X	High-3 Average Salary	=	Regular Annual Allowance

Example: You had 30 years of vesting and Benefit Service at termination of employment, and your average annual Salary for the three (3) consecutive years of highest Salary during Benefit Service (“High-3 Average Salary”) was $40,000. Your annual retirement allowance would be determined as follows:

		Years of Benefit Service (Not to exceed 30 yrs.)		High-3 Average Salary		Regular Annual Allowance
2%	X	30 yrs. (=60%)	X	$ 40,000	=	$ 24,000

For Members enrolled prior to September 1, 2003, the benefit calculated above will be adjusted to reflect the 2.25% of High-3 Average Salary accrual rate in effect for benefit service prior to September 1, 2003 (subject to applicable IRS limits).

If you do not continue in your employer’s service after age 65, you may begin your normal retirement allowance as described above or you may defer commencement of your allowance until any time up to your Required Beginning Date, in which case your normal retirement allowance will be increased actuarially.

Late Retirement:

If you continue in employment beyond the Plan’s normal retirement age (65), you will receive a benefit determined under the employer’s benefit formula based on Salary and Benefit Service earned beyond age 65 until actual termination of employment (regardless of age) without any increase for delayed payment. However, the benefit will not be less than the benefit you would have had at age (65) actuarially increased.

NOTE: Special rules apply if you have reached age 65 prior to July 1, 1988 and continued in employment beyond that date.

Early Retirement:

If you leave your employer prior to age 65, after having become fully vested (see Page 3), you will be entitled to an early retirement benefit. The retirement allowance payable at age 65 is equal to the vested amount of the normal retirement allowance accrued to your termination date.

Payment may begin as early as age 45, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on your age when payments begin (see below). Payment may also be deferred to any time up to your Required Beginning Date, in which case the retirement allowance payable at age 65 will be increased actuarially.

Example: You terminate employment at age 61 after 26 years of Vesting Service and Benefit Service, and your High-3 Average Salary over such a period is $40,000. Your annual retirement allowance commencing at age 65 would be determined as follows:

		Years of Benefit Service (Not to exceed 30 yrs.)		High-3 Average Salary		Regular Annual Allowance Payable At Age 65
2%	X	26 yrs. (= 52%)	X	$ 40,000	=	$ 20,800

If, on the other hand, you elected to have your retirement allowance begin immediately, the allowance payable at age 65 would be reduced by 3% for each year you are under age 65, as follows:

Annual Allowance Payable at Age 65		Early Retirement Factor (Age 61)		Regular Annual Allowance Payable Immediately (Age 61)
$ 20,800	X	88%	=	$ 18,304

NOTE: The reduction in allowance takes into account that the allowance to a younger person will probably be payable for a longer period of time. The early retirement factor at age 61 is 88%. The other early retirement factors are:

Age When Allowance Begins	Factor	Age When Allowance Begins	Factor	Age When Allowance Begins	Factor
45	40%	52	61%	59	82%
46	43%	53	64%	60	85%
47	46%	54	67%	61	88%
48	49%	55	70%	62	91%
49	52%	56	73%	63	94%
50	55%	57	76%	64	97%
51	58%	58	79%	65	100%

(Interpolation is made to the nearest month.)

NOTE: For members enrolled prior to September 1, 2003, the benefit you accrued through August 31, 2003, will be subject to the Rule of 70 early retirement factors. Accordingly, if the total of your age and vesting service is equal to or greater than 70, the portion of your retirement allowance which you accrued prior to September 1, 2003, will be reduced by 1.5% for each year you are under age 65 when your allowance begins. The portion of your benefit which is accrued subsequent to August 31, 2003, will be subject to 3% early retirement reduction factors illustrated above. If you do not meet the Rule of 70 (the total of your age and vesting service is not equal to or greater than 70), your total benefit will be reduced by the 3% for each year you are under age 65 when your allowance begins (as illustrated above).

Retirement Adjustment Payment:

If you retire after age 55 (whether normal or early retirement), you will be entitled to a one-time Retirement Adjustment Payment. Please note that under the provisions of the plan, you are deemed to be retired upon your termination of employment with a deferred vested benefit. The Retirement Adjustment Payment is a single lump sum equal to three months’ regular retirement allowance payable when your allowance begins.

To illustrate, the annual allowance upon normal retirement would be calculated as shown on Page 4. Assume the annual retirement allowance was $12,000, and then in addition to such allowance, you would receive a Retirement Adjustment Payment as follows:

Regular Annual Allowance		Retirement Adjustment Payment
$12,000	÷ 12 = $1,000 (per month) X 3 =	$3,000

NOTES:

•	Retirement Adjustment Payment only applies if you were enrolled in the Plan prior to July 1, 1983.

Post-Retirement Increments:

As a retiree (other than a disability retiree, who is receiving allowance payments) you will be entitled to a payment of 1% of your annual retirement allowance at the end of the calendar year in which you reach age 66. This is a cumulative increment so that the following year, when you are age 67, the payment will be 2%, then 3%, then 4%, etc. Such increasing payments will continue to be made as long as you live. For example:

Your Age	Increment Rate	Annual Allowance	Incremental Payment at Year-End
66	1%	$12,000	$120
67	2%	$12,000	$240
68	3%	$12,000	$360

Your age is always measured at the end of the calendar year back to age 65 to determine your applicable rate.

NOTES:

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Each Post-Retirement Increment is based on the retirement allowance you actually receive. Similarly, it would continue in the same manner to your surviving contingent annuitant if you had elected such an optional form of retirement benefit (see Article VI of the Regulations) based on the contingent annuitant’s allowance.

•	Post-Retirement Increments shall not apply to benefits accrued on or after September 1, 2003.

DEATH BENEFIT

In Active Service:

Your death benefit is initially calculated as a lump sum value and can be converted to a different form of benefit depending on your marital status. Regardless of your marital status, you will not receive a death benefit if you are not vested.

Married Members: If you die prior to commencing payment of your benefit, your spouse will receive the greater of the lump sum value of your benefit or a 50% joint and survivor annuity. If the lump sum value yields a greater benefit, your spouse can convert the lump sum value to a straight life annuity or installments over a ten year period. This death benefit is payable at any age.

Unmarried Members: If you are not married when you die and have not commenced payment of your benefit, your beneficiary will receive the lump sum value of your benefit. This lump sum value can be converted into installments over a five year period.

In Retirement:

The regular form of all retirement benefits (normal, early or disability) is guaranteed for life, but not less than 120 monthly installments. If you die before 120 monthly installments have been paid, your beneficiary would be entitled to the commuted value of such unpaid installments paid in a lump sum. Either you or your beneficiary may elect to have this benefit paid in the form of installments.

Example: You retire with a monthly allowance of $500 and should die after receiving payments for 20 months, the commuted value of the 100 remaining monthly installments (120 minus 20) will be paid to your beneficiary. Commuted value is the present amount that would be sufficient, taking into account interest earned, to pay a series of future payments. Therefore, the amount of this death benefit would be something less than 100 times the $500 monthly allowance because these payments would have been paid to you in the future over 100 months.

NOTE: If you should die before your allowance payments start (as in the case of an early retiree or normal retiree who has deferred payment), the death benefit would be equal to the commuted value of 120 monthly retirement allowance installments, which would have been payable had your allowance commenced on the first day of the month in which you die.

OPTIONAL FORMS OF RETIREMENT BENEFIT

At any time before your retirement allowance begins, you may elect to convert your regular retirement allowance and death benefit (described previously) to an optional form of benefit. The amount of each Option in which you are interested will be determined and communicated to you at retirement.

These Options are:

1 -	A higher allowance payable for life and no further benefit upon death.

2 -	A joint and survivor allowance which would continue at the rate of 100% to your contingent annuitant if he or she survives you. If both you and your contingent annuitant die before 120 monthly installments have been paid, the commuted value of such unpaid installments would be paid in a lump sum to your beneficiary.

3 -	A joint and survivor allowance which would continue at the rate of 50% to your contingent annuitant if he or she survives you.

4 -	A revised retirement allowance during your life with some other benefit payable upon your death, subject to certain limitations and approval of the Pentegra DB Plan.

5 -	A single lump sum settlement in lieu of any monthly allowance and death benefit. This Option may be elected if you retire after reaching age 50, or if you are an early retiree and defer commencement of your benefit until such age. The election of this Option requires the written consent of your spouse, if any. Please note that benefits accrued on or after September 1, 2003 shall not be available in the form of a single lump sum.

6 -	A partial lump sum settlement equal to 25%, 50% or 75% of the total benefit and a monthly allowance for the remainder of the benefit which must commence at the time of the partial lump sum settlement. This Option may be elected if you retire after reaching age 50 or if you are an early retiree and defer commencement of your benefit until such age. The election of this Option requires written consent of your spouse, if any. Please note that benefits accrued on or after September 1, 2003 shall not be available in the form of a partial lump sum.

NOTE: If you die while in retirement or while eligible for early retirement, and you are (i) survived by a spouse, and (ii) have not made any election with respect to your death benefit or retirement benefit, the death benefit will be paid to the surviving spouse in an amount equal to a lifetime annuity of at least 50% of your allowance had you elected Option 3 above. This benefit may be paid in the form of a lump sum or in installments of equivalent value.

DIRECT ROLLOVERS

If you select payment option numbers 5 or 6 above, you may request that a direct rollover of all or a portion of the distribution be made to either an Individual Retirement Account (IRA) or another qualified plan, which is willing to accept the transfer of assets and is permissible under the Pentegra DB Plan. A direct rollover will result in no tax being due until you withdraw the funds from the IRA or other qualified plan. Under certain circumstances, all or a portion of the amount to be distributed may not qualify for a direct rollover. For example, a distribution of less than $200 will not be eligible for a direct rollover. If you elect to receive the distribution, rather than request a direct rollover, then 20% of the distribution amount will be withheld for federal income tax purposes.

AUTOMATIC CASH-OUT OF BENEFITS

If the present value of your vested accrued benefit is $1,000 or less when you terminate employment, you will be “cashed-out”. Your distribution will be paid as soon as practicable after complying with the applicable federal income tax withholding laws. Distribution of amounts greater than $1,000 will only be made with your consent.

PAYING FOR YOUR BENEFITS

All contributions made to the Plan on your behalf are actuarially determined. Your employer has elected to pay the full cost of your benefits. You, as an employee, do not contribute while on the “non-contributory basis.”

Special Note to any Member who has “Accumulated Contributions” with the Pentegra DB Plan:

If you made personal contributions to the Pentegra DB Plan while your present or previous employer was on the contributory basis and if those contributions have not been refunded to you, you are fully vested in the value of such contributions plus interest (“accumulated contributions”). This means that if you terminate employment, you may request a refund of such accumulated contributions. If you terminate before becoming fully vested in a retirement benefit, the refund will be in lieu of all other benefits. If you terminate after becoming fully vested in an early or normal retirement benefit (refer to Page 3 describing Vesting), the refund will be in lieu of that portion of your retirement benefit which is attributable to your accumulated contributions. The remaining portion, attributable to your employer’s contributions, will be payable as a reduced retirement benefit.

YOUR PERSONAL ANNUAL STATEMENT

(Keeping You Informed)

Your accumulated contributions will be shown on your Personal Annual Statement (see below).

Every year the Pentegra DB Plan prepares a Personal Annual Statement for each Member. This statement shows as of each January 1st your periods of accrued Vesting Service and Benefit Service, and the status of your retirement and death benefits. These statements are sent to your employer for distribution in or about the following month of March.

REINSTATEMENT OF MEMBERSHIP AND SERVICE

If you leave employment before becoming vested (see Page 3), but become reemployed by the same or another employer participating in this Program, you will be reenrolled immediately.

If the period of your break in service (i.e., the period between your termination and reemployment) was not longer than 60 months, your previous Vesting Service will be reinstated upon your reemployment. If your break in service was not longer than 12 consecutive months, your previous Vesting Service will be reinstated upon your reemployment. In addition, you will also receive Vesting Service credit for the period of your break. If the period of your break in service exceeded 60 months but was not longer than the period of your Vesting Service before becoming vested, your previous Vesting Service will be reinstated upon your reemployment. If the period of your break in service was equal to or exceeded the greater of 60 consecutive months or your previous Vesting Service, upon reemployment you will be treated as a new employee upon reemployment. In other words, no prior Vesting Service will be credited to you.

The following chart should assist you in understanding your options:

Length of Break in Service for a Non-Vested Member	Vesting Service Prior to the Break in Service	Period of the Break in Service
Less than 60 consecutive months	Will be reinstated upon your reemployment.	Credit will not be given for the period of break in service.

Less than 12 consecutive months	Will be reinstated upon your reemployment.	Credit will be given for the period of the break in service.

More than 60 consecutive months, but not more than total Vesting Service up to the break in service	Will be reinstated upon your reemployment.	Credit will not be given for the period of the break in service.

More than the greater of: a) 60 consecutive months; or b) Total Vesting Service prior to the break in service	Will NOT be reinstated upon your reemployment.	Credit will not be given for the period of break in service. Upon reemployment, you will be considered a new employee.

Upon reinstatement of your Vesting Service, your previous Benefit Service will also be reinstated if you repay within five years of your reemployment (or the date you incurred a break in service of at least 60 months) any accumulated contributions which were refunded to you with interest to the date of such repayment.

For example, if you terminated service and had completed one year (i.e., 12 months) of Vesting Service, you would not be vested in a retirement benefit and would be entitled only to a refund of your own contributions, if any, plus interest. However, if you returned to service with any participating employer within 60 months, your previous Vesting Service would be reinstated and your previous Benefit Service would also be reinstated if you repaid with interest any contributions that had been refunded to you.

If you leave employment with a vested benefit, commence receiving benefits, and then are reemployed as an active Member by a participating employer, you will be reenrolled immediately and given the option (within six months following reemployment as an active Member) to make an irrevocable election to continue to receive the payment of your Retirement Allowance or to suspend the payment until subsequent termination of service. If no election is made, the payment of your Retirement Allowance will continue in the form of payment previously chosen. Upon your subsequent retirement, your retirement benefit will be based upon your Benefit Service before and after your prior retirement and your Salary during that service, but will be actuarially reduced for any such benefit already paid.

LEAVES OF ABSENCE

There are four types of approved leaves of absence which may be granted on a uniform basis by your employer while you are a Plan Member.

Type 1	You will be granted Non-military leave for up to one year during which all contributions continue. Both Vesting Service and Benefit Service continue to accrue during this leave.

Type 1-A	You will be granted Military leave if you are subject to qualified military service pursuant to an involuntary military call-up in the Reserves of the U.S. Armed Services. During this leave, contributions continue to be made. In addition, Vesting Service and Benefit Service continue to accrue. To qualify for benefits under Type 1-A, you must return to the service of your employer within 90 days of your discharge from military service.

Type 2	You will be granted Non-military leave for up to one year during which all contributions are discontinued. During this leave, Vesting Service continues to accrue, but Benefit Service does not. The accrual of Benefit Service will resume when your leave terminates and your contributions resume.

Type 3	You will be granted Military leave during which all contributions are discontinued. During this leave, Vesting Service continues to accrue, but Benefit Service generally does not. The accrual of Benefit Service will resume when your leave terminates and your contributions resume.

The following Table will assist you in understanding the Plan’s Leave of Absence provisions as described above.

Type of Leave	Duration	Contributions	Vesting Service	Benefit Service
NON-MILITARY LEAVE:
1	Up to one year	Will continue to be made	Will continue to accrue	Will continue to accrue

2	Up to one year	Will be discontinued	Will continue to accrue	Will not continue to accrue
MILITARY LEAVE:
1-A	Can vary	Will continue to be made	Will continue to accrue	Will continue to accrue

3	Can vary	Will be discontinued	Will continue to accrue	Will not continue to accrue

Any benefit for which you are otherwise eligible may become payable during a Type 1 leave. However, no benefit, other than the refund of your contributions, if any, is payable on account of your disability or death incurred during a Type 2 leave, except that if you are eligible for early retirement and die during such leave, your beneficiary will receive the retirement death benefit described previously which would have been payable if you had retired on the first day of the month in which your death occurred.

LIMITATIONS OF BENEFITS

•	No benefit is payable by the Pentegra DB Plan unless the required contributions and application forms have been received by the Plan.

•

Internal Revenue Service (IRS) requirements impose certain limitations on the amount of benefits that may be paid under this and other qualified retirement plans. These limitations normally affect only the highest-paid employees and are subject to adjustment in accordance with IRS regulations. The dollar limit on annual benefits payable from a defined benefit plan is $200,000 in 2012 ( $195,000 in 2009 and 2010 and 2011), actuarially reduced for benefits commencing before age 62 and increased for benefits commencing after age 65. If you have less that 10 years of vesting service or are under age 65 when you retire, or if your employer has two (2) plans in effect, your benefits are subject to further restrictions.

•

The Pentegra DB Plan, by law cannot recognize annual compensation in excess of a certain dollar limit. The limit for the 2011 limitation year is $245,000 and is $250,000 for the 2012 limitation year. After 2012, the compensation dollar limit may be adjusted by the IRS.

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If an employer should withdraw from the Pentegra DB Plan and establish a comparable defined benefit plan as a qualified successor plan, all liabilities of such employer under the Pentegra DB Plan must be transferred to the qualified successor plan. If an employer should withdraw from the Pentegra DB Plan without establishing a qualified successor Plan, all liabilities of the employer under the Pentegra DB Plan must be annuitized through an insurance company selected by the Pentegra DB Plan. Limits may be imposed upon the benefits of certain higher-paid employees if an employer withdraws from the Pentegra DB Plan within 10 years after the later of its commencement date or the effective date of any change which increases benefits.

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Amounts payable by the Pentegra DB Plan generally may not be assigned, and if any person entitled to a payment attempts to assign it, his interest in the amount payable may be terminated and held for the benefit of that person or his dependents.

•	Your employer’s continued participation is subject to IRS qualifications and other regulations it may impose.

•	The limitations on benefits imposed by the IRS are subject to changes on an annual basis.

INSURANCE OF BENEFITS

Benefits under the Plan are insured by the Pension Benefit Guaranty Corporation (PBGC) if the Pentegra DB Plan terminates. Generally, the PBGC guarantees most vested normal retirement age benefits, early retirement benefits, and certain disability and survivor pensions. However, the PBGC does not guarantee all types of benefits under covered plans, and the amount of benefit protection is subject to certain limitations.

The PBGC guarantees vested benefits at the level in effect on the date of Plan termination. However, if prior to the termination of a plan, the employer has been participating for less than five (5) years, or if benefits have been increased within the past five years, the whole amount of the vested benefits or the vested increase may not be guaranteed. In addition, there is a ceiling on the amount of monthly benefit the PBGC guarantees, which is adjusted periodically. A withdrawal of your employer from participation in the Pentegra DB Plan is not a plan termination under this paragraph, and only those benefits provided under Article XII of the Pentegra DB Plan Regulations are payable in the event of such a withdrawal.

For more information on the PBGC insurance protection and its limitations, ask the Plan Administrator or the PBGC. Inquiries to the PBGC should be addressed to the PBGC’s Technical Assistance Division, 1200 K Street N.W., Suite 930, Washington, D.C. 20005 - 4026 or call 202-326-4000 (not a toll free number). TTY/TTD users may call the federal relay service toll free at 1-800-877-8339 and ask to be connected to 202-326-4000. Additional information about the PBGC’s pension insurance program is available through the PBGC’s website on the Internet at http://www.pbgc.gov.

DISPUTED CLAIMS PROCEDURE

If you disagree with the Pentegra DB Plan with respect to any benefit to which you feel you are entitled, you should make a written claim to the President of the Pentegra DB Plan, who holds discretionary authority to approve or deny the claim. If your claim is denied, you will receive written notice from him explaining the reason for the denial within 90 days after the claim is filed, which sets forth, in an understandable manner, the following information:

•	The specific reason(s) for the denial of the claim;

•	Reference to the specific plan provision on which the denial is based;

•	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and

•

A description of the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

The President’s decision will be final unless you appeal such decision in writing to the Retirement Committee of the Board of Directors of the Pentegra DB Plan at 108 Corporate Park Drive, White Plains, New York 10604, within 60 days after receiving the notice of denial. The written appeal should contain all information you wish to be considered. The Retirement Committee will review the claim within 60 days after the appeal is made. Its decision will be in writing, and will include the reason for such decision. The Committee’s decision will be final. In the case of a decision on appeal upholding the President’s initial denial of the claim, the President’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

•	The specific reason(s) for the decision on appeal;

•	Reference to the specific Plan provision on which the decision on appeal is based;

•

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

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A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable you or your beneficiary to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

QUALIFIED DOMESTIC RELATIONS ORDERS (“QDROS”)

A QDRO is a judgment, decree or order which has been determined by the Pentegra DB Plan, in accordance with the procedures established under the Pentegra DB Plan’s Regulations, to constitute a QDRO under the Internal Revenue Code.

To obtain copies of the Pentegra DB Plan’s Model QDRO and QDRO Procedures free of charge, please contact the Plan Administrator. (Please refer to the “Other Plan Information” section of this Summary to obtain the Plan Administrator’s address and telephone number).

STATEMENT OF ERISA RIGHTS

As a Member in the Comprehensive Retirement Program, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Members will be entitled to:

Receive Information About Your Plan and Benefits

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Examine, without charge, at the Plan Administrator’s office or at other specified locations, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

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Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Member with a copy of this summary annual report.

•

Obtain, without charge, a statement telling you whether you have a vested right to receive a pension at normal retirement age and if so, what your benefits would be at that time if you stop working under the Plan now. If you do not have a vested right to a pension, the statement will tell you the earliest date on which your benefits will become vested. This type of statement is provided to you at least one time every three (3) years, provided you are still in employment with the Employer when this statement is furnished.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Members, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Members and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless such materials were not sent for reasons beyond the Plan Administrator’s control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

In addition, if you disagree with the Plan Administrator’s decision (or lack thereof) concerning the qualified status of a domestic relations order, after you have complied with the remedies prescribed in the Plan’s QDRO Procedures and Disputed Claims Procedure outlined in this summary plan description, you may file suit in Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor or, after you have complied with the Plan’s “Disputed Claims Procedure” outlined in this summary plan description, you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N. W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

This Statement of ERISA Rights is required by Federal law and regulations.

OTHER PLAN INFORMATION

Employer:

Federal Home Loan Bank of Topeka

One SW Security Benefit Plan, Suite 100

Topeka, KS 66606

Telephone Number: 785-233-0507

Plan Sponsor:

The Comprehensive Retirement Program is sponsored by the -

Pentegra Defined Benefit Plan for Financial Institutions

108 Corporate Park Drive

White Plains, New York 10604

Telephone Number: 914-694-1300

Plan Identification Number - 13-5645888

Plan Number - 001

Plan Year End - June 30

Plan Administrator:

The Plan Administrator is the President of the Pentegra DB Plan, whose place of business is the office of the Pentegra Defined Benefit Plan for Financial Institutions. The President is also the person designated as agent for service of legal process. Service of legal process may also be made upon a Plan Trustee.

Plan Trustee:

The Bank of New York Mellon

One Wall Street

New York, NY 10286

Telephone Number: 212-635-8115

Board of Directors:

The composition of the Board changes from year to year, but you may refer to the most recent Annual Report (which is furnished to your employer) for a current listing of Directors and their places of business.

Participating Employers:

Upon receipt of a written request for information regarding whether a particular employer is a Member of this multiple employer arrangement, we will provide you with a statement as to whether such employer is a Member and, if so, the employer’s address.

Pentegra Retirement Services 108 Corporate Park Drive White Plains, NY 10604 (800) 872-3473 www.pentegra.com